Exhibit 3.1

ARTICLES OF INCORPORATION

OF

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

The undersigned President and Secretary of First Federal Bancshares of Arkansas, Inc., a corporation duly organized and existing under the laws of the State of Arkansas, hereby certify that the shareholders of said corporation, pursuant to the provisions of the Arkansas Business Corporation Act of 1987, as amended (the “1987 Act”), have duly adopted these Articles of Incorporation as set forth below:

FIRST.                   The name of this corporation is First Federal Bancshares of Arkansas, Inc. (hereinafter referred to as the “Corporation”).

SECOND.             The nature of the business of the Corporation and the objects or purpose to be transacted, promoted or carried on by it, and for which it is organized, are as follows:

(a)           To acquire, purchase, own, hold, operate, develop, lease, mortgage, pledge, exchange, sell, transfer or otherwise invest, trade or deal in, in any manner, securities, stocks, mortgages, bonds, and real and personal property of every kind and description or in any interest therein.

(b)           To engage in any activities which are permissible for bank holding companies, and to do all things incidental to any such business, and to do and perform all other things necessary or beneficial to the Corporation or to the general public which the Board of Directors may from time to time determine should be done.

(c)          To issue notes, bond, debentures, or other obligations of the Corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise.

(d)          To purchase, acquire, own and hold securities of other corporations, limited liability companies, associations, trusts and other forms of businesses, whether incorporated or unincorporated, and to provide services to such businesses, or engage in businesses related to any such businesses, and to do any and all lawful acts necessary, convenient, advisable or desirable which may be incidental or pertinent to such businesses.

(e)          To engage in any lawful business and to exercise all of the powers enumerated in the 1987 Act.

THIRD.                The period of existence of the Corporation shall be perpetual.

FOURTH.            The principal office or place of business of the Corporation shall be located at 1401 Highway 62-65 North, Harrison, Arkansas 72601.

FIFTH.                 The registered agent of the Corporation is the President of the Corporation.  The address of the business office of the registered agent is 1401 Highway 62-65 North, Harrison, Arkansas 72601.

SIXTH. (a)           The total amount of the authorized capital stock of the Corporation is as follows:

SHARES                                           CLASS                                           PAR VALUE

30,000,000                                         Common                                                      $.01

5,000,000                                           Preferred                                                      $.01

(b)           The preferences, limitations and relative rights of each class of shares is as follows:

1.           PREFERRED STOCK. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation is hereby authorized to issue shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board of Directors of the Corporation with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

A.           The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series, if any.

B.           The voting powers, if any, applicable to such series and whether such voting powers are full or limited.

C.           The redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid.

D.           Whether dividends, if any, will be cumulative or non-cumulative, the dividend rate of such series, and the dates and preferences of dividends on such series.

E.           The rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation.

F.           The provisions, if any, pursuant to which the shares of such series are convertible into or exchangeable for shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other legal entity, and the price or prices or the rates of exchange applicable thereto.

G.           The right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other legal entity.

H.           The provisions, if any, of a sinking fund applicable to such series.

I.            Any other relative, participating, optional, or special powers, preferences, rights, qualifications, limitations, or restriction thereof. The foregoing may be determined from time to time by the Board of Directors of the Corporation and stated in a resolution or resolutions providing for the issuance of such Preferred Stock.

2.           COMMON STOCK

A.           Voting Rights. The holders of the Common Stock shall be entitled to vote on all matters any shareholder is entitled to vote upon pursuant to these Articles or by statute or constitutional provisions. The holders of the Common Stock shall not be entitled to cumulate votes for the election of directors. Each share of Common Stock shall be entitled to one vote on all matters to be voted upon by the holders of Common Stock, including in the election of each director.

B.           No Redemption or Conversion Rights. The Common Stock shall have no redemption or conversion rights or provisions.

C.           Dividends. Whenever cash dividends upon the Preferred Stock at the time outstanding, if any, to the extent of the preference to which such stock is entitled, shall have been paid in full or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Stock out of the remaining net profits or surplus of the Corporation.

D.           Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, all assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock, if any, of the full amounts to which they shall be entitled, as hereinbefore provided, shall be divided and distributed among the holders of the Common Stock according to their respective shares. The issued and existing capital stock of the Corporation, previously denoted as capital stock of a Texas corporation, now designated as capital stock of an Arkansas corporation, shall not require the issuance of replacement certificates, and the issuance of additional shares, if any, may be made on certificates identical to the existing certificates or on other forms as may from time to time be approved by the Board of Directors, except to reflect the change of jurisdiction from Texas to Arkansas.

SEVENTH.          No holder of any of the shares of the capital stock of the Corporation shall be entitled as of right to purchase or to subscribe for any unissued stock of any class, or any additional shares of any class, to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the Corporation or carrying any right to purchase stock of any class, but any such unissued stock, or such additional authorized issue of any stock, or of other securities convertible into stock or carrying any right to purchase stock, may be issued and disposed of, pursuant to resolutions of the Board of Directors, to such persons, firms, corporations, or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

EIGHTH.              To the fullest extent permitted by the 1987 Act, as it now exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, this provision shall not be construed to eliminate or limit in any way the liability of a director for:

(a)           any breach of the director’s duty of loyalty to the Corporation or its shareholders;

(b)           acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)           liability under Ark. Code Ann. Section 4-27-833;

(d)           any transaction from which the director derived an improper personal benefit; or

(e)           any action, omission, transaction or breach of a director’s duty creating any third-party liability to any person or entity other than the Corporation or its shareholders.

NINTH.                The affairs of the Corporation shall be governed by the Arkansas Business Corporation Act of 1987, as amended.

TENTH.               The Corporation was incorporated in the State of Arkansas pursuant to Ark. Code Ann. Section 4-25-109 whereby the Corporation changed its jurisdiction of incorporation from the State of Texas to the State of Arkansas.  First Federal Bancshares of Arkansas, Inc. was first incorporated in Texas on January 25, 1996.

[signature page follows]

IN WITNESS WHEREOF, we have hereunto set our hands on this 12th day of July, 2011.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

By:	/s/ W. Dabbs Cavin
Name: W. Dabbs Cavin
Title: President

By:	/s/ John T. Adams
Name: John T. Adams
Title: Secretary